UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 27, 2021

HOLOGIC, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

1-36214	04-2902449
(Commission File Number)	(I.R.S. Employer Identification No.)

250 Campus Drive, Marlborough, MA	01752
(Address of Principal Executive Offices)	(Zip Code)

(508) 263-2900

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	HOLX	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 27, 2021, Hologic, Inc., a Delaware corporation (“Hologic” or the “Company”), together with certain of its subsidiaries, refinanced its term loan and revolving credit facility by entering into Refinancing Amendment No. 2 (the “Refinancing Amendment”) to its Amended and Restated Credit and Guaranty Agreement, dated as of October 3, 2017, as amended (the “Original Credit Agreement”), with Bank of America, N.A., in its capacity as Administrative Agent, and certain other lenders from time to time party thereto. The Original Credit Agreement, as amended by the Refinancing Amendment, is referred to herein as the “Amended Credit Agreement.” The Amended Credit Agreement (i) includes a $1.5 billion senior term loan and a $2.0 billion revolving credit facility, (ii) extends the maturity of these facilities to September 25, 2026, (iii) reduces the interest rate margins under both facilities and the commitment fee under the revolver, (iv) includes certain amendments in connection with the prospective discontinuation of LIBOR and (v) provides additional flexibility under certain covenants.

Hologic, Hologic GGO 4 Ltd, a company incorporated in England and Wales (“Hologic U.K.”), and Hologic UK Finance LTD, a company incorporated in England and Wales, remain as the borrowers (the “Borrowers”) under the Amended Credit Agreement, and the Borrowers’ obligations under the Amended Credit Agreement remain guaranteed by certain domestic subsidiaries of the Company (the “Subsidiary Guarantors”). The Hologic subsidiaries that are or become Borrowers under the Amended Credit Agreement are referred to as “Designated Borrowers.”

The obligations of the Borrowers are secured by first-priority liens on, and a first-priority security interest in (in each case subject to certain liens permitted under the Amended Credit Agreement), substantially all of the U.S. assets of Hologic and the Subsidiary Guarantors, including, with certain exceptions, all of the capital stock of substantially all of the domestic subsidiaries owned by the Company and the Subsidiary Guarantors and 65% of the capital stock of certain of the Company’s first-tier foreign subsidiaries. The security interests are evidenced by a pledge and security agreement with Bank of America, N.A., in its capacity as Collateral Agent, and other related agreements. These liens are subject to release during the term of the facilities if the Company is able to achieve certain corporate or corporate family ratings and other conditions are met.

Under the Refinancing Amendment, each lender converted their commitments under the Original Credit Agreement into new credit facilities (the “Refinanced Credit Facilities”) as follows:

•	A $1.5 billion secured term loan (the “Term Loan”) to Hologic maturing on September 25, 2026 (the “Stated Maturity Date”); and

•	A secured revolving credit facility (the “Revolver”) under which the Borrowers may borrow up to $2.0 billion, subject to certain sublimits, with a final maturity date of the Stated Maturity Date.

The Revolver has the following sublimits:

•	A sublimit equal to the lesser of (x) $250 million and (y) the aggregate revolving commitments which may be drawn by Hologic U.K.;

•

A sublimit equal to the lesser of (x) $250 million and (y) the aggregate revolving commitments which may be drawn by certain subsidiaries of Hologic to the extent designated as a borrower under the Amended Credit Agreement (“Designated Borrower Sublimit”);

•	A letter of credit sublimit equal to the lesser of (x) $200 million and (y) the aggregate revolving commitments (“LC Sublimit”); and

•	A swing line sublimit equal to the lesser of (x) $100 million and (y) the aggregate USD revolving commitments.

Substantially all of the net proceeds of the Term Loan, were used to repay the amounts outstanding under the term loan under the Original Credit Agreement (the “Refinancing”). There were no amounts outstanding under the revolver under the Original Credit Agreement.

Borrowings made under the Revolver may be made in certain alternative currencies pursuant to the terms of the Amended Credit Agreement. The Company has the ability, subject to the terms of the Amended Credit Agreement, to designate any additional wholly-owned foreign subsidiary of Hologic as a Designated Borrower to receive loans under the Designated Borrower Sublimit. The obligations of any Designated Borrower under the Designated Borrower Sublimit are guaranteed by Hologic and the Subsidiary Guarantors.

Borrowings made under the Refinanced Credit Facilities, other than Swing Line Loans (as defined in the Amended Credit Agreement), bear interest, at the Company’s option, at the Base Rate (as defined in the Amended Credit Agreement), at the Eurocurrency Rate (as defined in the Amended Credit Agreement), at the Alternative Currency Daily Rate (as defined in the Amended Credit Agreement), at the Alternative Currency Term Rate (as defined in the Amended Credit Agreement), or at the LIBOR Daily Floating Rate (as defined in the Amended Credit Agreement), in each case plus the Applicable Rate (as defined in the Amended Credit Agreement).

The Applicable Rate in regards to the Base Rate, the Eurocurrency Rate, the Alternative Currency Daily Rate, the Alternative Currency Term Rate and the LIBOR Daily Floating Rate is subject to specified changes depending on the Total Net Leverage Ratio (as defined in the Amended Credit Agreement). The borrowings of the Term Loan under the Refinanced Credit Facilities initially bear interest at an annual rate equal to the Eurocurrency Rate for a one month interest period plus an Applicable Rate equal to 1.00%.

The Company is also required to pay a quarterly commitment fee calculated on a daily basis equal to the Applicable Rate as of such day multiplied by the undrawn committed amount available under the Revolver (taking into account any outstanding amounts under the LC Sublimit). This commitment fee is initially 0.15% per annum for the Revolver.

The Borrowers are also permitted to elect to establish additional incremental loans not to exceed the sum of (i) $1 billion and (ii) the maximum amount that would not cause the Net Senior Secured Leverage Ratio (as defined in the Amended Credit Agreement) to exceed 4.00 to 1.00, with certain exceptions for the incurrence of such incremental facilities by the Company’s foreign subsidiaries.

The Company is required to make scheduled principal payments under the Term Loan in increasing amounts ranging from $3.75 million per three-month period commencing with the three-month period ending on December 29, 2022, to $18.75 million per three-month period commencing with the three-month period ending on September 25, 2026. The remaining balance of the Term Loan is due at maturity. Any amounts outstanding under the Revolver are due at maturity. In addition, subject to the terms and conditions set forth in the Amended Credit Agreement, the Company is required to make certain mandatory prepayments from the net proceeds of specified types of asset sales (subject to certain reinvestment rights), debt issuances and insurance recoveries (subject to certain reinvestment rights) (“Mandatory Prepayments”). Certain of the Mandatory Prepayments are subject to reduction or elimination if certain financial covenants are met. Mandatory Prepayments, if any, are required to be applied by the Company, first, to the Term Loan, second, to any outstanding amount under any Swing Line Loans, third, to the Revolver, fourth to prepay any outstanding reimbursement obligations with respect to Letters of Credit (as defined in the Amended Credit Agreement) and fifth, to cash collateralize any Letters of Credit. Subject to certain limitations, the Company may voluntarily prepay any of the Refinanced Credit Facilities without premium or penalty.

The Amended Credit Agreement contains affirmative and negative covenants customarily applicable to senior secured credit facilities, including covenants restricting the ability of the Borrowers and the Subsidiary Guarantors, subject to negotiated exceptions, to incur additional indebtedness and grant additional liens on their assets, engage in mergers or acquisitions or dispose of assets, enter into sale-leaseback transactions, pay dividends or make other distributions, voluntarily prepay other indebtedness, enter into transactions with affiliated persons, make investments, and change the nature of their businesses. In addition, the Amended Credit Agreement requires the Borrowers to maintain certain financial ratios. Certain of these covenants were modified in the Amended Credit Agreement to provide the Company with additional financial flexibility. The Amended Credit Agreement also contains customary representations and warranties and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross defaults and an event of default upon a change of control of the Company.

If an event of default occurs and is not cured within any applicable grace period or is not waived, the agent would be entitled to take various actions, including the acceleration of amounts due under the outstanding Refinanced Credit Facilities. If the indebtedness under the Amended Credit Agreement were accelerated, the Borrowers and the Subsidiary Guarantors may not have sufficient funds to pay such indebtedness. In that event the lenders would be entitled to enforce their security interests in the collateral securing such indebtedness, which will include substantially all of the assets of the Company and the Subsidiary Guarantors.

The above description of the Refinancing Amendment, including the Amended Credit Agreement, does not purport to be complete and it is qualified in its entirety by reference to the Refinancing Amendment itself, a copy of which is attached to this report as Exhibit 10.1 and is incorporated herein in its entirety by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Refinancing Amendment No. 2, dated as of September 27, 2021, to the Amended and Restated Credit and Guaranty Agreement dated as of October 3, 2017, as amended.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 27, 2021	HOLOGIC, INC.

	By:	/s/ Karleen M. Oberton

Karleen M. Oberton
Chief Financial Officer